Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harman International Industries, Incorporated:

We consent to the incorporation by reference in the Registration Statement Nos. 33-28973, 33-60236, 33-59605, 333-02197, 333-28793, 333-32673, 333-103487 and 333-103488 on Form S-8 of Harman International Industries, Incorporated of our reports dated August 29, 2007, with respect to the consolidated balance sheets of Harman International Industries, Incorporated and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income, and the related financial statement schedule, for each of the years in the three-year period ended June 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007 annual report on Form 10-K of Harman International Industries, Incorporated.

As discussed in Note 12 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans effective June 30, 2007.

/s/ KPMG LLP

McLean, Virginia
August 29, 2007